Exhibit 14
BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS
Approved by Governance Committee on January 15, 2013
Approved by Board of Directors on January 16, 2013

I.	Introduction
Boston Private Financial Holdings, Inc. (together with its subsidiaries, the “Company”) strives to conduct its business in an ethical manner and in compliance with applicable laws, rules and regulations.
This Code of Business Conduct and Ethics (the “Code”) governs the business decisions made and actions taken by the Company’s directors, officers and employees. The standards of conduct in this Code provide general guidance for resolving a variety of legal and ethical questions for employees, officers and directors. However, while the specific provisions of this Code attempt to describe certain foreseeable circumstances and to state the employee’s, officer’s and director’s obligations in such event, it is impossible to anticipate all possibilities. Therefore, in addition to compliance with the Code and applicable laws, rules and regulations, all Company employees, officers and directors are expected to observe the highest standards of business and personal ethics in the discharge of their assigned duties and responsibilities.
The integrity, reputation and profitability of the Company ultimately depend upon the individual actions of the Company’s employees, officers and directors. As a result, each such individual is personally responsible and accountable for compliance with this Code. All references in the Code to “employees” should be understood to include all employees, officers and directors of the Company (including its subsidiaries), unless the context requires otherwise.
Finally, this Code is in addition to any other Company policies and/or agreements and is not intended to reduce or limit other obligations that you may have to the Company. In particular, policies that support this Code and relate specifically to matters described herein include, but are not limited to, the following:

•	Statement of Policy on Insider Trading and Disclosure; and

•	Policy Regarding Reporting of Unethical Behavior or Financial or Accounting Concerns

•	Internal Investigations Policy

II.	Compliance Procedures

A.	Administration of Code
The Board of Directors of the Company (the “Board”) shall be responsible for the content of the Code and for periodically reviewing the Code. The Governance Committee of the Board shall be responsible for proposing any changes to the Code that are deemed necessary or appropriate. The Governance Committee shall also review the Company’s performance in implementing and monitoring compliance with the Code on a periodic basis. The Code will be administered by the Company’s management, the General Counsel or his or her designee who may perform various ongoing administrative functions in connection with the Code, including responding to questions about the Code and circulating or otherwise communicating updates to the Code. In the event a designee is appointed, employees, officers and directors will be informed of his or her appointment and will be provided information regarding how to contact the designee.

B.	Communication of Policies
A copy of the Code shall be supplied to all employees, officers and directors upon commencement of their association with the Company and is acknowledged by all employees on an annual basis. Updates will be provided upon any change to the Code. A copy of the Code is also available to all employees, officers and directors by requesting one from the Human Capital Resources department or by accessing the Company’s website at www.bostonprivate.com.

C.	Monitoring Compliance and Disciplinary Action
The Company’s management shall take reasonable steps from time to time to (i) monitor and audit compliance with the Code, including the establishment of monitoring and auditing systems that are reasonably designed to investigate and detect conduct in violation of the Code and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code. The disciplinary measures may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service to the Company, and restitution.
The Company’s management shall periodically report to the Governance Committee on these compliance efforts including, without limitation, regular reporting of alleged violations of the Code and the actions taken with respect to any such violation. The Governance Committee shall in turn report to the Board on a regular basis regarding the Company’s compliance efforts.

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D.Reporting Concerns/Receiving Advice

(1)	Communication Channels

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Every employee is required to act proactively by asking questions, seeking guidance and reporting suspected violations with respect to compliance with the Code, other policies and procedures of the Company, or any applicable government law, rule or regulation. If any employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code, he or she is obligated to bring the matter to the attention of the Company.

•	The best starting point for an employee seeking advice on ethics‑related issues or reporting potential violations is the General Counsel.

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In the case of accounting, internal accounting controls or auditing matters, any concerns or questions about violations with respect to such matters should be directed to the Chairman of the Audit and Finance Committee.

•	The Company has established an anonymous employee “hotline” (the “Reporting Line”) for receipt of questions and reports of potential employee violations of the Code.

•	Any employee may communicate with the General Counsel by any of the following methods:

•	In writing (which may be done anonymously), addressed to the General Counsel, either by facsimile to (617) 912-4491 or by U.S. mail to:
General Counsel
Boston Private Financial Holdings, Inc.
Ten Post Office Square
Boston, Massachusetts 02109
CONFIDENTIAL

•
By filing an anonymous report online at either https://secure.ethicspoint.com/domain/en/report_custom.asp?clientid=23693 or www.ethicspoint.com or by phoning the Reporting Line at (877) 243-3144. The information you provide will be sent to the Chair of the Company’s Audit and Finance Committee and the Company’s General Counsel by a third party vendor, EthicsPoint, on a totally confidential and anonymous basis. The report made will not accessible to any other member of management of the Company, or of any of its subsidiaries.

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Employees must not use this compliance program in bad faith, or in a false or frivolous manner. Further, employees should not use the Reporting Line to report grievances not involving the Code, accounting or financial concerns or other ethics-related issues.

(2)	Confidentiality; Anonymous Reporting; Retaliation

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When reporting conduct suspected of violating the Code, the Company prefers that employees identify themselves in order to facilitate the Company’s ability to take appropriate steps to address the report, including conducting any appropriate investigation.

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If an employee wishes to remain anonymous, he or she may do so, and the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should endeavor to provide as much detail as is reasonably necessary to permit the Company to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

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The Company expressly forbids any retaliation against any employee who, acting in good faith, reports suspected misconduct. Any person who participates in any such retaliation is subject to disciplinary action, including termination.

E.	Investigating Violations
In accordance with the Company’s Internal Investigations Policy, the Company’s General Counsel shall develop and maintain a standard procedure for documenting all allegations received, evaluating and investigating the allegation and documenting the conclusions of that process. The Governance Committee shall receive quarterly, or more frequently as the General Counsel deems appropriate, a list of all such alleged violations and the outcome of the inquiry or investigation thereof and shall have access to all reports prepared regarding alleged violations of the Code.

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F.	Waivers and Amendments
No waiver of any provisions of the Code for the benefit of an officer, or a director of the Company or, a member of the Company’s finance department shall be effective unless submitted to the Governance Committee and approved by the Board. Any waivers of the Code for other employees may only be made by the Company’s Legal Department. All amendments to the Code must be recommended by the Governance Committee for approval by the Board.

III.	Standards of Conduct

A.	Conflicts of Interest
The Company recognizes and respects the right of its employees and directors to engage in outside activities which they may deem proper and desirable, provided that employees and directors fulfill their obligations to act in the best interests of the Company and to avoid situations that present a potential or actual conflict between their personal interests and the Company’s interests.
A “conflict of interest” occurs when an employee’s or director’s personal interest interferes with the interests of the Company. Conflicts of interest may arise in many situations. They can arise when an employee or director takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in the best interests of the Company. They may also occur when an employee or director or his or her family member receives some improper personal benefit as a result of the employee’s or director’s position in the Company. Each individual’s situation is different and in evaluating his or her own situation, an employee will have to consider many factors.
If there are any questions as to whether or not a specific act or situation presents, or appears to present, a conflict of interest, an employee should consult the General Counsel. Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the General Counsel, who shall notify the Governance Committee as he or she deems appropriate. Conflicts of interest involving the Compliance Officer should be disclosed directly to the Chairman of the Governance Committee.

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B.	Compliance with Laws, Rules and Regulations
The Company seeks to conduct its business in compliance with both the letter and the spirit of applicable laws, rules and regulations. No employee shall engage in any unlawful activity, or instruct others to do so.
As an employee conducts the Company’s business, he or she may encounter a variety of legal issues. If employees have questions on specific laws, rules or regulations they should contact the Legal Department.

C.	Fair Dealing
Employees and directors must endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees in all business dealings on behalf of the Company. No employee should take unfair advantage of another person through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material facts, or any other unfair dealing practice.
Whenever the ethical or legal requirements of a situation are unclear, employees should contact their supervisor (if applicable) or the General Counsel.

D.	Protection and Proper Use of Company Assets; Corporate Opportunities
Employees and directors are required to protect the Company’s assets entrusted to them and to protect the Company’s assets in general. Employees and directors shall also take steps to ensure that Company assets are used only for legitimate business purposes consistent with the Company’s guidelines. Loss, theft and misuse of Company assets have a direct impact on the Company’s profitability.
Each employee and director is further prohibited from (i) diverting to himself or herself or to others any opportunities that are discovered through the use of Company property or information or as a result of his or her position with the Company unless such opportunity has first been presented to, and rejected by, the Company, (ii) using Company property or information or his or her position for personal gain, or (iii) competing with the Company. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.
Any questions concerning the protection and proper use of Company assets or regarding corporate opportunity matters should be directed to the General Counsel.

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E.	Confidentiality
Confidential information generated and gathered in the Company’s business plays a vital role in the Company’s business, prospects and ability to compete. “Confidential Information” includes all non‑public information that might be of use to competitors or harmful to the Company or its customers if disclosed. Employees are required not to disclose or distribute such confidential information, except when disclosure is authorized by the Company or required by applicable law, rule or regulation or by an applicable legal proceeding. Employees shall use confidential information solely for legitimate Company purposes. Employees will not download, burn to compact disc, copy or in any other way appropriate Company or customer information available to them through their access to confidential, proprietary or other private systems of the Company. Upon leaving the Company, employees have a continuing obligation and responsibility to the Company to observe and protect the Company’s confidential information including, but not limited to, all Customer Information and must delete and purge any duplicates of files or documents that may contain Company information from any computer or other device that remains in their property after their separation from the Company. Employees must also return to the Company all confidential and/or proprietary information of the Company in their possession and shall not use or disclose any confidential information at any time without the express written consent of the Company.
If an employee has any questions concerning whether information in his or her possession is confidential, or whether disclosure or other use of information is permissible, he or she should consult the General Counsel.

F.	Accuracy of Records; Quality of Public Disclosures
The Company is committed to maintaining the integrity, accuracy and reliability of the Company’s books, records and financial statements. No transaction may be entered into with the intent to document or record it in a deceptive manner, and no false or artificial documentation or book entry is to be made for any transaction. Similarly, all funds, assets and transactions must be accurately recorded on the appropriate books and records in the Company.
The Company is committed to providing its shareholders, employees and other interested public and private groups with complete and accurate information about the Company’s financial condition and results of operations in accordance with the securities laws of the United States. The Company strives to ensure that the reports and documents it files with or submits to the Securities and Exchange Commission, and other public communications made by Company, include fair, timely and understandable disclosure. The Company’s senior management shall be primarily responsible for monitoring the Company’s public disclosure.

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